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EXHIBIT 12

                             GTE SOUTH INCORPORATED
               Statement of the Ratio of Earnings to Fixed Charges
                                   (Unaudited)

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
(Dollars in Millions)                       Six Months Ended
                                             June 30, 1999
                                            ----------------
Net earnings available for fixed charges:
  Income from continuing operations            $   158.5
  Add - Income taxes                               101.9
      - Fixed charges                               37.3
                                               ---------
Adjusted earnings                              $   297.7
                                               =========

Fixed charges:
  Interest expense                             $    33.8
  Portion of rent expense
    representing interest                            3.5
                                               ---------
Adjusted fixed charges                         $    37.3
                                               =========


RATIO OF EARNINGS TO FIXED CHARGES                  7.98

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